                                                                    EXHIBIT (99)
              FIRST UNION CORPORATION OF VIRGINIA AND SUBSIDIARIES
                        SUMMARIZED FINANCIAL INFORMATION
                                  (UNAUDITED)
     In connection with the merger of Dominion Bankshares Corporation into First Union Corporation of Virginia ("FUNC-VA"), a wholly-owned subsidiary of First Union Corporation (the "Corporation"), on March 1, 1993, FUNC-VA assumed, and subsequently the Corporation guaranteed, FUNC-VA's publicly held 9 5/8% Subordinated Capital Notes Due 1999. Set forth below is summarized consolidated financial information for FUNC-VA and subsidiaries for the periods indicated. CONSOLIDATED STATEMENT OF INCOME DATA

                                                                                                         YEARS ENDED DECEMBER
                                                                                                                 31,
(IN THOUSANDS)                                                                                             1995        1994
Net interest income...................................................................................   $536,582     506,949
Income before income taxes............................................................................    279,853     201,961
Net income............................................................................................   $183,089     131,423

CONSOLIDATED BALANCE SHEET DATA

                                                                                                         DECEMBER 31,
(IN THOUSANDS)                                                                                       1995           1994
Assets.........................................................................................   $17,077,175     13,327,766
Securities available for sale..................................................................     3,423,704      2,410,244
Investment securities..........................................................................       528,285        376,072
Loans, net of unearned income..................................................................    10,149,438      7,820,643
Stockholder's equity...........................................................................   $ 1,377,638      1,074,019